Exhibit 21.1


                         SENIOR HOUSING PROPERTIES TRUST
                         SUBSIDIARIES OF THE REGISTRANT

The registrant currently does not have any subsidiaries. Upon completion of the transaction described in the prospectus included in this registration statement, the following Maryland real estate investment trusts will be wholly owned subsidiaries of the registrant:



HRES1 Properties  Trust
HRES2 Properties Trust
SPTBROOK Properties Trust
SPTGEN Properties Trust
SPTIHS Properties Trust
SPTMISC Properties Trust
SPTMNR Properties Trust
SPTMRT Properties Trust
SPTSUN Properties Trust
SPTSUN II Properties Trust